Exhibit 99.1

TransMontaigne Partners Announces Third Quarter 2017 Results

•                  Net earnings for the third quarter of 2017 totaled  $11.0 million, compared to $11.9 million in the prior year third quarter

•                  Consolidated EBITDA for the third quarter of 2017 totaled $25.4 million, compared to $23.5 million in the prior year third quarter

•                  Distributable cash flow for the third quarter of 2017 totaled $21.6 million, compared to $19.5 million in the prior year third quarter

•                  Distribution coverage for the third quarter of 2017 was 1.39x; leverage as of September 30, 2017 was 2.82x

•                  Increased the quarterly cash distribution for the eighth consecutive quarter; 7.9% increase over prior year quarterly distribution

•                  Entered into agreement to acquire two terminal facilities with approximately 5.4 million barrels of combined storage capacity on the U.S. west coast for $275 million

Denver, Colorado, November 8, 2017 — TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) today announced third quarter 2017 financial and operating results.

“Our business continued to perform extremely well during the third quarter of 2017, achieving another quarter of record revenue and attractive distribution coverage of approximately 1.4 times,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners. “Our fully completed 2 million barrel Collins Phase I expansion project, along with the strength of our base business, supported an increase in our quarterly distribution of 1.5 cents for the third quarter, representing  growth of 2.0% over the previous quarter and 7.9% over the third quarter of last year. We continue to execute well, which coupled with our conservative business model, provides a platform for growth over the long-term”

FINANCIAL RESULTS

Revenue for the third quarter of 2017 totaled $45.5 million, an increase of $4.9 million, or approximately 12.1%, compared to the $40.6 million reported for the third quarter of 2016. Consolidated EBITDA totaled $25.4 million for the third quarter of 2017, representing an increase of $1.9 million, or approximately 8.1%, compared to the $23.5 million reported for the third quarter of 2016. The improvement compared to the prior year was primarily attributed to our Collins Phase I terminal expansion coming on-line and re-contracting of storage capacity throughout the past year, including a portion at higher rates and greater facility utilization.

Terminaling services fees from firm commitments were approximately 74% of third quarter 2017 total revenue. Approximately 69% of our terminaling services revenues for the third quarter of 2017 were generated from agreements with remaining firm commitments of three years or more as of September 30, 2017.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

An overview of our financial performance for the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016, includes:

•                  Operating income for the quarter ended September 30, 2017 was $13.9 million compared to $13.6 million for the quarter ended September 30, 2016.  Changes in the primary components of operating income are as follows:

•                  Revenue increased approximately $4.8 million to $45.4 million due to increases in revenue at our Gulf Coast and Southeast terminals of approximately $0.5 million and $5.5 million, respectively, partially offset by a decrease in revenue at our Midwest, Brownsville and River terminals of approximately $0.5 million, $0.6 million and $0.1 million respectively.

•                  Direct operating costs and expenses increased approximately $0.7 million to $17.7 million due to an increase in Brownsville and the Southeast terminals of approximately $0.2 million and $0.9 million, respectively; partially offset by decreases in the Gulf Coast, Midwest and River terminals of approximately $0.2 million, $0.1 million and $0.1 million, respectively.

•                  General and administrative expenses increased approximately $1.6 million to $5.2 million.

•                  Depreciation and amortization expenses increased approximately $0.7 million to $8.9 million.

•                  Earnings from unconsolidated affiliates decreased approximately $1.1 million to $1.9 million mainly due to lower earnings associated with our investment in BOSTCO.

•                  Net earnings were $11.0 million for the quarter ended September 30, 2017 compared to $11.9 million for the quarter ended September 30, 2016. The decrease was principally due to the changes in quarterly operating income discussed above.

•                  Quarterly net earnings per limited partner unit was $0.47 per unit for the quarter ended September 30, 2017 compared to $0.58 per unit for the quarter ended September 30, 2016.

•                  Consolidated EBITDA for the quarter ended September 30, 2017 was $25.4 million compared to $23.5 million for the quarter ended September 30, 2016.

•                  Distributable cash flow for the quarter ended September 30, 2017 was $21.6 million compared to $19.5 million for the quarter ended September 30, 2016.

•                  The distribution declared per limited partner unit was $0.755 per unit for the quarter ended September 30, 2017 compared to $0.70 per unit for the quarter ended September 30, 2016.

•                  We paid aggregate distributions of $15.6 million for the quarter ended September 30, 2017, resulting in a quarterly distribution coverage ratio of 1.39x.

RECENT DEVELOPMENTS

West Coast Facilities Acquisition.  Also today we announced that on November 2, 2017, one of our wholly owned subsidiaries entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which we will purchase the Martinez Terminal and Richmond Terminal (collectively, the “West Coast Facilities”) from Plains Products Terminals LLC, a wholly owned subsidiary of Plains All American Pipeline, L.P., for a total purchase price of $275 million. The West Coast Facilities include two waterborne refined product and crude oil terminals with a total of 64 storage tanks with approximately 5.4 million barrels of storage capacity. The facilities have extensive connectivity to domestic and international refined product and crude oil markets through significant marine, pipeline, truck and rail capabilities. The facilities are supported by multi-year, fee-based agreements with contract terms of up to

5 years. The acquisition will be financed with the proceeds of a common unit offering and cash available from other sources. The closing of the acquisition is expected to occur on or about January 1, 2018, subject to customary closing conditions.

“We believe that this transaction strengthens our position as one of the leading refined products terminaling and transportation service providers in the country,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners. “The West Coast Facilities are strategically located within the San Francisco Bay Area refining complex, one of the largest refining complexes in North America. These terminals and their fee-based cash flows are well-aligned with our existing business model, and are backed by agreements with customers that include many of the largest, most-recognizable refining, refining logistics and merchant trading companies in the world. This acquisition, combined with the organic growth we have executed this year, supports and extends our commitment to deliver stable and growing distributions over the long-term.”

Expansion of the Collins bulk storage terminal.  We previously entered into long-term terminaling services agreements with various customers for approximately 2.0 million barrels of new tank capacity at our Collins, Mississippi bulk storage terminal. The revenue associated with these agreements came on-line upon completion of the construction of the new tank capacity. We placed the 2.0 million barrels of new tank capacity into service in various stages beginning in the fourth quarter of 2016 through the second quarter of 2017. The anticipated aggregate cost of the 2.0 million barrels of new capacity is approximately $75 million. Construction of the Collins expansion commenced in the first quarter of 2016, and through the end of the third quarter 2017, we have spent a total of approximately $62 million on the project. While the new tank capacity has been placed into service and is generating revenue, completion of certain items associated with the new storage capacity remains and will be completed between now and the first quarter of 2018.

Our Collins/Purvis terminal complex is strategically located for the bulk storage market and is the only independent terminal capable of receiving from, delivering to, and transferring refined petroleum products between the Colonial and Plantation pipeline systems. Our facility has current active storage capacity of approximately 5.4 million barrels, and we previously obtained an air permit for an additional 5.0 million barrels of capacity for future construction at our Collins terminal. We are currently in active discussions with several prospective customers regarding this potential future capacity.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2017, outstanding borrowings on our $600 million revolving credit facility were $302 million. For the trailing twelve months, our Consolidated EBITDA was $107.0 million, resulting in a debt to Consolidated EBITDA ratio of 2.82x.

For the third quarter of 2017, we reported $8.7 million in total capital expenditures, $6.8 million of which was in our Southeast terminals segment associated with our Collins terminal expansion. As of September 30, 2017, remaining expenditures for approved projects are estimated to be approximately $15 million. Approved expenditures primarily include the remaining construction costs associated with the expansion at our Collins terminal, as further discussed above. We expect to fund our investment and expansion expenditures with additional borrowings under our revolving credit facility.

QUARTERLY DISTRIBUTION

The Partnership previously announced that it declared a distribution of $0.755 per unit for the period from July 1, 2017 through September 30, 2017. This $0.015 increase over the previous quarter reflects the eighth consecutive increase in the distribution and represents annual growth of 7.9% over the prior year third quarter. This distribution was paid on October 31, 2017 to unitholders of record on October 23, 2017.

ABOUT TRANSMONTAIGNE PARTNERS L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels.  Heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although the company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Among the key risk factors that could negatively impact our assumptions on future growth prospects and acquisitions include, without limitation, (i) our ability to identify suitable growth projects or acquisitions; (ii) our ability  to complete identified projects and acquisitions timely and at expected costs, (iii) competition for acquisition opportunities, and (iv)  the successful integration and performance of acquired assets or businesses and the risks of operating assets or businesses that are distinct from our historical operations. Key risk factors associated with the West Coast Facilities include, without limitation: (i) the successful integration and performance of the acquired assets, (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) adverse changes in general economic or market conditions, and (iv) competitive factors such as pricing pressures and the entry of new competitors. Key risk factors associated with the Collins terminal expansion include, without limitation: (i) the ability to complete construction of the project on time and at expected costs; (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) disruption in the debt and equity markets that negatively impacts the Partnership’s ability to finance capital spending, (iv) the occurrence of operational hazards, weather related events or unforeseen interruption; and (v) the failure of our customers or vendors to satisfy or continue contractual obligations.  Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 14, 2017. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a minimum amount of revenue.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which also results in a minimum amount of revenue.  We refer to these minimum amounts of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Terminaling services fees:
Firm commitments	$33,857	$29,274	$99,590	$86,134
Variable	2,205	2,018	8,055	7,344
Total terminaling services fees	36,062	31,292	107,645	93,478
Pipeline transportation fees	1,091	1,656	4,603	4,990
Management fees and reimbursed costs	2,378	2,340	6,830	6,560
Other	5,918	5,350	16,585	17,372
Total revenue	$45,449	$40,638	$135,663	$122,400

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the three months ended September 30, 2017 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$4,371	13%
1 year or more, but less than 3 years remaining	6,292	18%
3 years or more, but less than 5 years remaining	14,533	43%
5 years or more remaining	8,661	26%
Total firm commitments for the three months ended September 30, 2017	$33,857

The following selected financial information is extracted from our quarterly report on Form 10-Q for the quarter ended September 30, 2017, which was filed on November 8, 2017 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Income Statement Data
Revenue	$45,449	$40,638	$135,663	$122,400
Direct operating costs and expenses	(17,719)	(17,048)	(50,214)	(50,657)
General and administrative expenses	(5,247)	(3,605)	(13,298)	(10,929)
Earnings from unconsolidated affiliates	1,884	2,960	6,564	6,940
Operating income	13,942	13,556	46,616	38,146
Net earnings	10,966	11,885	38,398	30,905
Net earnings allocable to limited partners	7,696	9,456	29,180	24,178
Net earnings per limited partner unit—basic	$0.47	$0.58	$1.79	$1.49

	September 30,	December 31,
	2017	2016
Balance Sheet Data
Property, plant and equipment, net	$426,467	$416,748
Investments in unconsolidated affiliates	236,706	241,093
Goodwill	8,485	8,485
Total assets	701,895	689,694
Long-term debt	302,000	291,800
Partners’ equity	369,409	372,734

Selected results of operations data for each of the quarters in the years ended December 31, 2017 and 2016 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2017	2017	2017	2017	2017
Revenue	$44,850	$45,364	$45,449	$—	$135,663
Direct operating costs and expenses	(16,511)	(15,984)	(17,719)	—	(50,214)
General and administrative expenses	(3,971)	(4,080)	(5,247)	—	(13,298)
Insurance expenses	(1,006)	(1,002)	(999)	—	(3,007)
Equity-based compensation expense	(1,817)	(352)	(544)	—	(2,713)
Depreciation and amortization	(8,705)	(8,792)	(8,882)	—	(26,379)
Earnings from unconsolidated affiliates	2,560	2,120	1,884	—	6,564
Operating income	15,400	17,274	13,942	—	46,616
Other expenses	(2,446)	(2,796)	(2,976)	—	(8,218)
Net earnings	$12,954	$14,478	$10,966	$—	$38,398

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
Revenue	$40,626	$41,136	$40,638	$42,524	$164,924
Direct operating costs and expenses	(15,906)	(17,703)	(17,048)	(17,758)	(68,415)
General and administrative expenses	(3,878)	(3,446)	(3,605)	(3,171)	(14,100)
Insurance expenses	(895)	(912)	(969)	(1,305)	(4,081)
Equity-based compensation expense	(2,155)	(258)	(251)	(599)	(3,263)
Depreciation and amortization	(7,935)	(8,064)	(8,169)	(8,215)	(32,383)
Earnings from unconsolidated affiliates	1,850	2,130	2,960	3,089	10,029
Operating income	11,707	12,883	13,556	14,565	52,711
Other expenses	(2,997)	(2,573)	(1,671)	(1,364)	(8,605)
Net earnings	$8,710	$10,310	$11,885	$13,201	$44,106

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

July 1, 2017	January 1, 2017
through	through
September 30, 2017	September 30, 2017
Net earnings	$10,966	$38,398
Depreciation and amortization	8,882	26,379
Earnings from unconsolidated affiliates	(1,884)	(6,564)
Distributions from unconsolidated affiliates	4,201	13,096
Equity-based compensation expense	544	2,713
Settlement of tax withholdings on equity-based compensation	(304)	(711)
Interest expense	2,656	7,333
Amortization of deferred financing costs	320	885
“Consolidated EBITDA” (1)	25,381	81,529
Interest expense	(2,656)	(7,333)
Unrealized loss (gain) on derivative instruments	65	(155)
Amortization of deferred financing costs	(320)	(885)
Amounts due under long-term terminaling services agreements, net	772	447
Project amortization of deferred revenue under GAAP	(332)	(487)
Project amortization of deferred revenue for DCF	717	1,672
Capitalized maintenance	(1,992)	(5,237)
“Distributable cash flow”, or DCF, generated during the period (1)	$21,635	$69,551

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$15,571	$45,240
Distribution coverage ratio (1)	1.39	x	1.54	x

(1)  Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended September 30, 2017, which was filed with the Securities and Exchange Commission on November 8, 2017.  Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies.  Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions of our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement.  We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

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